U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549
____________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  December 30, 2008

EMERITUS CORPORATION
(Exact name of registrant as specified in charter)

Washington	1-14012	91-1605464
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3131 Elliott Avenue, Suite 500

Seattle, Washington 98121
(Address of principal executive offices) (Zip Code)

(206) 298-2909
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02	Termination of a Material Definitive Agreement.

On December 30, 2008, Emeritus Corporation (the "Company") repaid the $15.2 million outstanding principal balance of a mortgage loan with General Electric Capital Corporation (GECC) secured by three communities that were acquired by the Company in 2005.  The debt was scheduled to mature in November 2012.  Interest accrued at the fixed rate of 6.95% per annum.  The loan required monthly payments of principal and interest, based on a 25-year amortization.  There was no penalty related to the early termination of this mortgage.  The Company repaid this mortgage with proceeds from the refinancing transaction described in Item 2.03 below.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On December 30, 2008, the Company announced that it had refinanced or amended the terms of $115.7 million of mortgage debt secured by 20 communities, including the payoff of certain loans with GECC, as described in Item 1.02 of this report, and $36.3 million of new mortgage debt with Capmark Bank (Capmark) through a Freddie Mac credit facility.  A summary of the transactions is as follows:

•
Capmark debt of $76.0 million (Capmark HCPI) was reduced to $71.1million from proceeds of the Freddie Mac Credit Facility, the maturity date was extended from September 2009 to January 2012, and the interest rate was modified;

•
Of an additional $16.8 million of Capmark debt (Capmark Fretus), $12.5 million was secured by three communities and was refinanced with the Freddie Mac Credit Facility.  The interest rate on the remaining mortgage of $4.3 million was modified;

•	Three mortgages with GECC totaling $15.2 million were refinanced with the Freddie Mac Credit Facility;
•	The interest rate on a $7.7 million mortgage with GECC covering one community was modified; and
•	Net proceeds from the Freddie Mac Credit Facility refinancing of $2.4 million, plus cash from Emeritus, were used to pay down the Capmark HCPI debt by an additional $2.7 million.

The net effect of this refinancing is to increase long-term debt by approximately $1.0 million, extend maturity dates to January 2012 and beyond, move four communities from short-term variable rate debt to long-term fixed rate debt, increase first year principal payments by $3.0 million, and increase annual interest expense by approximately $3.0 million, of which approximately $976,000 relates to a change in the LIBOR floor on $72.7 million of variable rate debt.  The Company incurred approximately $930,000 in financing costs related to this debt restructuring.  A detailed description of the related transactions follows.

Capmark HCPI.  The Company had $76.0 million of variable rate mortgage debt with Capmark that was secured by 12 communities purchased in August 2007 from Health Care Property Investors, Inc.  This debt was due to mature in September 2009.  The interest rate on this debt was based on monthly LIBOR plus 1.7%, with payments of interest only over the two-year term.  On December 30, 2008, the Company paid $4.9 million principal balance on this debt related to one community using proceeds from the Freddie Mac Credit Facility discussed below, paid an additional $2.7 million principal amount on the Capmark HCPI loan primarily from cash proceeds of the Freddie Mac Credit Facility, and extended the maturity date on the balance of $68.4 million to January 2012, secured by 11 communities.  Interest now accrues at a variable rate on the remaining balance of $68.4 million at monthly LIBOR plus 4.0%, with a LIBOR floor of 2.5%.  Since current monthly LIBOR is below the floor of 2.5%, the interest rate at closing was 6.5%.  In addition to monthly payments of accrued interest, monthly principal payments of $250,000 are due during the first year, increasing to $500,000 per month in year two and $667,000 per month for each subsequent year until maturity.

Capmark Fretus.  Additionally, the Company had $16.8 million of variable rate mortgage debt with Capmark secured by four communities which was due to mature in March 2012.  The loan originated in February 2007 with the purchase of 24 communities from Fretus Investors, LLC and, after a modification in 2008, had a variable interest rate based on monthly LIBOR plus 2.8%, with a LIBOR floor of 3.0%.  On December 30, 2008, the Company paid $12.5 million principal balance on this debt related to three communities from proceeds of the Freddie Mac Credit Facility discussed below.  The remaining debt of $4.3 million is secured by one community.  Interest now accrues at a variable rate on the remaining balance of $4.3 million at monthly LIBOR plus 4.0%, with a LIBOR floor of 2.5%.  The original maturity date of March 2012 is unchanged.  Since the current monthly LIBOR is below the floor of 2.5%, the interest rate at closing was 6.5%.

GECC Modification.  The GECC mortgage secured by three communities described above in Item 1.02 was cross-collateralized with a GECC mortgage of $7.7 million at a fixed rate of 7.23% due to mature in July 2013.  The mortgage, originated in July 2006 in the amount of $8.0 million, was secured by one community, and provided for monthly payments based on a 25-year amortization.  The $7.7 million mortgage was amended to increase the interest rate to a fixed rate of 9.23% with no change in the maturity date or amortization period.

Freddie Mac Credit Facility.  The GECC mortgage secured by three communities and the two Capmark loans secured by four communities, as described above, were refinanced with new Capmark mortgage debt that was sold to Freddie Mac.  The $36.3 million debt is secured by the aforementioned seven communities.  Interest accrues on this new mortgage debt at a fixed rate of 6.05% and the loans mature in December 2018.  Monthly payments of interest only are due during the first 24 months and, thereafter, monthly principal and interest payments in the amount of $218,820 are required.

Item 9.01                      Financial Statement and Exhibits.

(d)           Exhibits

Exhibit No.                                           Description

99.1	Press Release dated December 30, 2008, EMERITUS REFINANCES MORTGAGE DEBT.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

December 31, 2008		EMERITUS CORPORATION

	By:	/s/ Raymond R. Brandstrom
Raymond R. Brandstrom
Executive Vice President-Finance, Chief Financial Officer and Secretary

INDEX TO EXHIBITS

Exhibit No.                                           Description

99.1	Press Release dated December 30, 2008, EMERITUS REFINANCES MORTGAGE DEBT.